Exhibit 16.1
May 22, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by the Flowserve Corporation Retirement Savings Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Flowserve Corporation Retirement Savings Plan dated May 16, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours, /s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP